Exhibit 99.1

FRED'S                          4300 New Getwell Road, Memphis, Tennessee 38118


                                        Contact:   Jerry A. Shore
                                                   Executive Vice President and
                                                   Chief Financial Officer
                                                   (901) 238-2217


             FRED'S CONCLUDES FISCAL 2003 WITH RECORD JANUARY SALES,
                  UP 13% ON 4.1% HIGHER COMPARABLE STORE SALES
                              -------------------

            COMPANY SEES HIGHER SALES AND EARNINGS IN THE YEAR AHEAD

MEMPHIS, Tenn. (February 5, 2004) - Fred's, Inc. (NASDAQ/NM: FRED) today reported record sales for the four-week month of January, the fiscal fourth quarter, and the full fiscal year ended January 31, 2004.

     Retail sales by Company stores rose 13% in January. Fred's total sales for the month also increased 13% to $93.6 million from $83.0 million in January last year. Comparable store sales for January increased 4.1% on top of the 5.8% gain Fred's posted in same month last year.

     Retail sales by Company stores increased 17% for the fourth quarter. Fred's total sales for the quarter increased 16% to $378.4 million versus $325.3 million in the same period last year. Comparable store sales for the fourth quarter rose 5.1%, following a gain of 7.0% in the same period last year.

     Retail sales rose 19% for fiscal 2003. Total sales for the year increased 18% to $1.303 billion from $1.103 billion in fiscal 2002. Comparable store sales for the full fiscal year rose 5.7% on top of the 11.2% increase Fred's posted last year.

     Commenting on the announcement, Michael J. Hayes, Chief Executive Officer, said, "We finished fiscal 2003 in record territory, meeting our aggressive growth plans and posting another year of strong financial results. January's sales were affected by a drop-off in flu-related pharmacy sales, as January last year was the peak month of the flu season in the Southeast. The recent elimination of the double-coupon program also had an estimated 1% to 2% impact on comparable store sales. As anticipated, the gross profit benefit that resulted from this elimination offset the financial impact of lower sales. Our strongest performers for the month included missy, boys, and infant & toddler apparel, footwear, tobacco, hardware, electronics, prepaid products, and pharmacy departments."

     For fiscal 2004, the Company said it expects to report sales in the range of $1.495 to $1.520 billion, up 15% to 17% over fiscal 2003. Comparable store sales increases are expected to be in the range of 4% to 7% for fiscal 2004. With these objectives in mind, the Company anticipates that earnings per share will be in the range of $1.03 to $1.10 for fiscal 2004, representing an increase of 17% to 26% over expected earnings for fiscal 2003.


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

FRED Reports January Sales
Page 2
February 5, 2004


     Fred's, Inc. operates 514 discount general merchandise stores mainly in the southeastern United States, including 26 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

     Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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